UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 13, 2012

Respect Your Universe, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	333-166171	20-0641026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5940 S. Rainbow Blvd Las Vegas, Nevada	89118
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (888) 445-6183

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02          DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Appointment of David Campisi as Chief Executive Officer

On August 13, 2012, the Board of Directors appointed David Campisi as our Chief Executive Officer. Mr. Campis had been a member of our Board of Directors since March 2012, he continues to do so, and has been appointed as Chairman of our Board of Directors.

Mr. Campisi, age 55, was Chairman, President and Chief Executive Officer of The Sports Authority from March 2010 to August 2011, and the President of the The Sports Authority from November 2004 to February 2010. Prior to this, Mr. Campisi was Executive Vice President of Kohl’s, Senior Vice President of Fred Meyer, Inc., Senior Vice President of GMM Apparel, and Vice President of DMM Women’s Apparel.

We have entered into an at-will employment offer letter with Mr. Campisi effective August 8, 2012. Mr. Campisi will receive an annual base salary of $350,000.  He will also receive up to $50,000 reimbursement for household moving expenses from Denver, CO to Portland, OR, and additional benefits and compensation in such form and to such extent as provided to other employees.

In connection with his employment, we granted Mr. Campisi options to purchase an aggregate of 600,000 shares of our common stock at $0.89 per share, the closing price of our common stock on the OTC Bulletin Board on Friday, August 9, 2012.  500,000 of the options vest 25% per year over a term of four years, provided he continues employment with us through each relevant vesting date, and 100,000 of the options are fully vested at issuance.

A copy of Mr. Campisi’s employment offer letter is filed as Exhibit 10.1 hereto.

Resignation of Christopher Martens as Chief Executive Officer and Director

On August 13, 2012, we entered into a separation agreement with Christopher Martens, pursuant to which Mr. Martens resigned as Chief Executive Officer and Director.  As part of the separation agreement, Mr. Martens will receive a cash severance payment in the amount of four months salary ($60,000 less normal tax withholdings).  The separation agreement additionally contains standard mutual non-disparagement and releases of claims provisions.

 ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

10.1           Employment Offer Letter between Company and David Campisi dated August 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Respect Your Universe, Inc.

Dated:	August 13, 2012

By:	/s/ Kristian Andresen
Kristian Andresen
Corporate Secretary